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                                                                    Exhibit 10.3

                                                December 16, 1997

Mr. Michael Kirby
The Delicious Frookie Co., Inc.
2729 River Road, Suite 126
Des Plaines, IL 60018

Dear Mike:

Per our recent discussions, we have agreed to amend your Employment Agreement, dated August, 1997, as follows:

1.    Section 2.1, Page 2:

      The term of your employment is hereby automatically extended to December 31, 2002.

2.    Section 2.2.1, Page 2:

      Through the term of the Employment Agreement, The Delicious Frookie Co., Inc. ("DFC") will agree to pay the premiums for a term life insurance policy, at a competitive rate, for up to $1.0 million death benefit with the death benefit awarded to your estate or to the beneficiary(s) of your choice.

3.    Section 2.2.5, Page 3:

      The Termination by Company Without Cause will be amended so that if any termination occurs pursuant to Paragraph 2.2.5, then you will be paid twelve (12) months of your base salary regardless of when any such termination becomes effective.

4.    Section 3.1, page 4:

      Your annual base salary as of February 1, 1998 will be increased to $150,000. However, if during the term of your Employment Agreement either one of the following two events occurs, then your base salary will be automatically increased to $200,000:

      1.    DFC wholly purchases Salerno Foods, Inc.

      2. DFC's net sales (as defined by GAAP accounting rules), whether through acquisitions or internally, in any twelve month period exceed $60,000,000.
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5.    Section 3.2.2, Page 4:

      Your Incentive Cash Bonus will not have a minimum cap of $30,000. Instead, you will have an opportunity to earn more than $30,000 in such incentive bonuses if DFC's results far exceed your plan as determined in good faith by the Board of Directors.

6. With regards to your Stock Option Agreement, dated August, 1997, we also agreed to the following changes:

      A)    Page 1, Section 2.1:

            Instead of 30,000 Executive Options, you are hereby granted, as of December 30, 1997, 50,000 Executive Options at a purchase price of $3.00 per share, which are now fully vested and immediately exercisable.

      B)    The Equity Options Section 2.2 is amended as follows (the previous section 2.2(a), (b), and (c) are hereby removed):

            (i)   Section 2.2(a) will now read:

                  2.2 (a): Equity Options to purchase up to 100,000 Option shares have a purchase price of $6.00 per share and shall become exercisable as to 40,000 of such Equity Options on August 15, 1998, as to 30,000 of such Equity Options in August 15, 1999, and as to the remaining 30,000 on August 15, 2000.

            (ii)  Section 2.2(b) will now read:

                  "Equity Options to purchase 30,000 Option Shares have a purchase price of $12.00 per share and shall become exercisable as to 12,000 of such Equity Options on August 15, 1998, as to 9,000 of Such Equity Options on August 15, 1999, as to the remaining 9,000 on August 15, 2000.

            (iii) Section 2.2(c) is removed in its entirety.

Mike, we are pleased to extend these enhanced terms to you based on your demonstration of good faith and diligent work ethic since you've joined the DFC team. Moreover, we believe you are well deserving of all of the above and we look forward with enthusiasm to your executive leadership in turning around and aggressively growing DFC.


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If the foregoing terms and conditions are acceptable to you, please so indicate by signing the enclosed copy of this letter.

As Agreed to By:


/s/ Donald S. Schmitt, Chairman                 /s/ Michael Kirby
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Donald S. Schmitt, Chairman                     Michael Kirby, President & CEO
The Delicious Frookie Co., Inc.                 The Delicious Frookie Co., Inc.


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